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                                                                   EXHIBIT 2.01


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of August 27, 1998 by and between Excite, Inc., a California corporation ("Excite California"), and Excite, Inc., a Delaware corporation ("Excite Delaware"). Excite California and Excite Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                 R E C I T A L S

     A. Excite California was incorporated on June 9, 1994. Its current authorized capital stock consists of: (1) 100,000,000 shares of Common Stock, no par value ("Excite California Common Stock"), of which 50,917,241 shares are issued and outstanding; and (2) 4,000,000 shares of Preferred Stock, no par value ("Excite California Preferred Stock") none of which shares are issued and outstanding.

     B. Excite Delaware was incorporated on June 11, 1998. Its authorized capital stock consists of: (1) 100,000,000 shares of Common Stock, with a par value of $0.001 per share ("Excite Delaware Common Stock"), of which 1,000 shares are issued and outstanding; and (2) 4,000,000 shares of Preferred Stock, $0.001 par value ("Excite Delaware Preferred Stock"), none of which shares are issued and outstanding.

     C. The respective Boards of Directors of Excite California and Excite Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Excite California merge with and into Excite Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Excite California from California to Delaware.

     D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

     NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Excite California shall merge with and into Excite Delaware on the following terms, conditions and other provisions:

     1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Excite California shall be merged with and into Excite Delaware (the "Merger"), and Excite Delaware shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware, (the "Effective Time").

     2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Excite California shall cease; the corporate identity, existence, powers, rights and immunities of Excite Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and Excite Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Excite California, all without further act or deed. The

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Certificate of Incorporation of the Surviving Corporation shall be the
Certificate of Incorporation.

     3. GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of Excite Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Excite Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

     4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Excite Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     5. CONVERSION OF SHARES OF EXCITE CALIFORNIA. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Excite California Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of Excite Delaware Common Stock.

     6. CANCELLATION OF SHARES OF EXCITE DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of Excite Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

     7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Excite California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Excite Delaware Common Stock into which such shares of Excite California Common Stock are converted as provided herein. The registered owner on the books and records of Excite California of any such outstanding stock certificate for Excite California Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Excite Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Excite Delaware Common Stock evidenced by such outstanding certificate as above provided.

     8. CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all options to purchase a share of Excite California Common Stock under the (i) Excite California 1995 Equity Incentive Plan, (ii) Excite California 1996 Equity Incentive Plan, (iii) Excite California 1996 Director's Stock Option Plan, (iv) Excite California Employee Stock Purchase Plan and (iv) stock options assumed by Excite California in connection with the acquisitions of Netbot, Inc., MatchLogic, Inc., Throw, Inc. and Classifieds2000, Inc. (the "Excite California Assumed Stock Option Plans" and together with the Excite California 1995 Equity Incentive Plan, the Excite California 1996 Equity Incentive Plan, the Excite California 1996 Director's Stock Option Plan and the Excite California 1996 Employee Stock Purchase Plan, the "Excite California Stock Plans") shall become options to purchase a share of Excite Delaware Common Stock (subject to the elimination of fractional

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shares as provided in Section 9 below) at the original exercise price per share and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Excite California Stock Plans). Continuous employment with Excite California will be credited to an optionee for purposes of determining the vesting of the number of shares of Excite Delaware Common Stock under a converted Excite California option at the Effective Time. Additionally, at the Effective Time, Excite Delaware shall adopt and assume the Excite California Stock Plans. At the Effective Time, all outstanding and unexercised portions of all warrants to purchase or acquire Excite California Common Stock or Preferred Stock shall become warrants to purchase or acquire, on the same terms and conditions, the same number of shares of the same series of Excite Delaware Common Stock or Preferred Stock.

     9. FRACTIONAL SHARES. No fractional shares of Excite Delaware Common Stock or Preferred Stock will be issued in connection with the Merger. In lieu thereof, Excite Delaware shall pay each shareholder of Excite California who would otherwise be entitled to receive a fractional share of Excite Delaware Common Stock or Preferred Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of Excite California Common Stock or Preferred Stock, as the case may be) a cash amount equal to the applicable fraction multiplied by the fair market value (the "Fair Market Value") of a share of Excite Delaware Common Stock or Preferred Stock, as the case may be. Fair Market Value means, as of any date, the value of one share of Excite Delaware Common Stock determined as follows:

          (i) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination.

          (ii) if such Common Stock is publicly traded and is then listed on a national securities market or exchange, its closing price on the date of determination on the principal national securities exchange on which the stock is listed or admitted to trading.

          (iii) if such stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board of Directors of the Company may determine in good faith); or

          (iv) if none of the foregoing is applicable, Fair Market Value shall be determined by the Board of Directors of Excite Delaware in good faith (the "Fair Market Value Per Share").

     Upon exercise of each assumed option of Excite California to purchase Excite Delaware Common Stock, cash will be paid by Excite Delaware in lieu of any fractional share of Excite Delaware Common Stock, respectively, issuable upon exercise of such option, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share upon exercise

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thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

     10. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of Excite California under or with respect to every plan, trust, program and benefit then in effect or administered by Excite California for the benefit of the directors, officers and employees of Excite California or any of its subsidiaries shall become the lawful obligations of Excite Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Excite Delaware hereby expressly adopts and assumes all obligations of Excite California under such employee benefit plans.

     11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Excite California such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Excite California, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Excite California, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

     12. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

     13. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of Excite Delaware and the Merger.



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     14.  COUNTERPARTS. In order to facilitate the filing and recording of this
Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.


EXCITE, INC.                           EXCITE, INC.
a California corporation               a Delaware corporation



By: /s/ Robert C. Hood                 By: /s/ Robert C. Hood
    ------------------------               ------------------------
    Robert C. Hood                         Robert C. Hood
    Executive Vice President               Executive Vice President



ATTEST:                                ATTEST:


By: /s/ Chris M. Vail                  By: /s/ Chris M. Vail
    ------------------------               ------------------------
    Chris M. Vail, Secretary               Chris M. Vail, Secretary




                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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                             CERTIFICATE OF APPROVAL
                                       OF
                          AGREEMENT AND PLAN OF MERGER



     Robert C. Hood and Chris M. Vail hereby certify that:

     1. They are the Executive Vice President and Secretary, respectively, of Excite, Inc., a Delaware corporation ("Excite Delaware").

     2. The Agreement and Plan of Merger (the "Merger Agreement") to which this certificate is attached, after having been first duly approved by the Board of Directors and the sole stockholder of Excite Delaware, was duly signed on behalf of Excite Delaware by the undersigned and by the Executive Vice President of Excite Delaware.

     3. Excite Delaware has two authorized classes of shares designated as Common Stock and Preferred Stock. The Preferred Stock is further designated as Series E-3 Preferred Stock. The total number of issued and outstanding shares of Common Stock of Excite Delaware entitled to vote on the Merger Agreement was 100 shares. Excite Delaware has no issued and outstanding shares of Series E-3 Preferred Stock.

     4. The percentage vote required to approve the Merger Agreement was more than 50% of the outstanding shares of Excite Delaware's Common Stock and Series E-3 Preferred Stock voting together on an as-converted to Common Stock basis.

     5. Pursuant to Section 228 of the Delaware General Corporation Law, the Agreement of Merger was approved by the written consent of Excite Delaware's stockholders holding that number of shares of Common Stock of Excite Delaware which equaled or exceeded the vote required.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed at Redwood City, California this 27th day of August, 1998.



/s/ Robert C. Hood                     /s/ Chris M. Vail
------------------------               ------------------------
Robert C. Hood                         Chris M. Vail
Executive Vice President               Secretary